Exhibit 99.1

USA Synthetic Fuel Corporation Secures Funding from Kodiak Capital Group, LLC

Cincinnati, April 11, 2011 -- USA Synthetic Fuel Corporation (OTCQB: USFC), a leading cleantech company focused on ultra clean btu converter commercial deployment, announced today that it has signed an agreement  with Kodiak Capital Group, LLC ("Kodiak"), a New York-based institutional investor, under which Kodiak has committed to invest up to $20 million in USA Synthetic Fuel Corporation over a 6-month period, subject to certain conditions, at the Company's discretion.

"We are pleased to receive this commitment from Kodiak, a well respected team that has shown confidence in our growth strategy," said Dr. Steven C. Vick, President and CEO of USA Synthetic Fuel Corporation.  "This agreement provides added flexibility to raise additional capital, at very short notice, at a modest discount.  The availability of additional working capital will help us strategically grow the business as we leverage our relationships."

USA Synthetic Fuel Corporation expects to file a registration statement with the U.S. Securities and Exchange Commission covering the sale of any shares that may be issued to Kodiak under the agreement.  Once the registration statement is effective, Kodiak is obligated to purchase shares of the Company's common stock from time to time at the Company's discretion. Sales of shares will be made in specified amounts and at prices that are based upon a predetermined discount to the market price of the common stock.  The Company can terminate the agreement at any time without cost or penalty.

Feargal Gleeson, Director of Research at Kodiak, stated, "We look forward to partnering with USFC management and adding the Company to our budding portfolio of alternative energy companies.  We believe in management’s efforts to grow the Company and look forward to providing them with the necessary capital needed to achieve their potential in the coming years."

No placement agent or underwriting fees are payable in connection with this transaction.  USA Synthetic Fuel Corporation intends to use the proceeds of this transaction for general working capital including advancing the Lima Energy and Cleantech Energy ultra clean btu converter projects.

A more detailed description of the agreement is set forth in the Company's Current Report on Form 8-K which is being filed with the U.S. Securities and Exchange Commission.

About Kodiak Capital Group LLC ("Kodiak")

Kodiak is an institutional investor headquartered in New York, NY.   Kodiak’s experienced professionals manage a portfolio of investments in public and private entities.  These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology.  Kodiak's investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency.  For more information, visit www.kodiak-capital.com.

About USA Synthetic Fuel Corporation

 USA Synthetic Fuel Corporation (OTCQB:USFC) is an environmental energy technology company focused on building ultra clean btu converters designed to enable America’s solid hydrocarbon resources to be transformed into low cost synthetic fuel products:  pipeline quality synthetic natural gas (SNG), transportation fuel (diesel, jet, gasoline), hydrogen, and power.  USA Synthetic Fuel’s goal is to deliver top environmental, economic, and social performance.  The Company’s leading btu converters are in development and/or construction and are designed to produce 100,000 BOE (barrels of oil equivalent) per day of low cost synthetic fuel.  The Company has established the long term business objective of manufacturing and delivering 2 million BOE/day of low cost synthetic fuel in the USA by 2030.  The company owns 1.02 Billion BOE in solid hydrocarbon energy.

Forward-Looking Statements

Statements in this news release that are not descriptions of historical facts are forward-looking statements.  Reference is made in particular to the descriptions of our plans to, and objectives for, future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, “projects”, or similar terms, variations of such terms or the negative of such terms.  Forward-looking statements are based on management’s current beliefs, opinions, and expectations.  Actual results could differ materially from those currently anticipated due to a number of factors.  Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including our Form 10.

For further information, please contact:

USA Synthetic Fuel Corp:
H. L. Reichart
info@usasfc.com